Exhibit (a)(36)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the unsolicited offer made by Sprott Asset Management Gold Bid LP, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to D.F.King & Co., the Information Agent retained by Central GoldTrust, Toll-Free in North America at 1-800-251-7519; or via e-mail at inquiries@dfking.com.

NOTICE OF CHANGE TO TRUSTEES' CIRCULAR

RECOMMENDING

REJECTION

OF THE UNSOLICITED OFFER BY

SPROTT ASSET MANAGEMENT GOLD BID LP

to acquire all the outstanding Units of

CENTRAL GOLDTRUST

in exchange for units of SPROTT PHYSICAL GOLD TRUST

RECOMMENDATION TO UNITHOLDERS

The Board of Trustees of Central GoldTrust continues to recommend that Central GoldTrust Unitholders REJECT the Sprott Offer

On November 26, 2015, Central GoldTrust ("GoldTrust") entered into a definitive agreement with Purpose Investments Inc. ("Purpose") regarding the proposed conversion of Central GoldTrust into an Exchange-Traded Fund ("ETF") to be managed by Purpose and administered by Central Gold Managers Inc., (the "Administrator") GoldTrust's existing administrator. The proposed conversion (the "ETF Conversion") is expected to immediately result in GoldTrust's Units trading in-line with their underlying net asset value, thereby eliminating any material future discounts to underlying net asset value, and significantly enhanced liquidity for Unitholders, consistent with other gold bullion ETFs.

If you have not tendered Units to the Sprott Offer: The Board of Trustees strongly recommends that you DO NOT TENDER your Units You do not need to do anything to reject the Sprott Offer	If you have tendered Units to the Sprott Offer: The Board of Trustees strongly recommends that you WITHDRAW your Units See "How to Withdraw your Deposited Units" within

DECEMBER 4, 2015

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or D.F. King & Co. Inc., North American Toll Free at 1-800-251-7519 or by email at inquiries@dfking.com

NOTICE OF CHANGE TO TRUSTEES' CIRCULAR

This Notice of Change to Trustees' Circular should be read carefully and in its entirety by Unitholders as it provides important updates to Central GoldTrust's Trustees' Circular dated June 9, 2015 and other information regarding Central GoldTrust, Sprott and the Sprott Offer.

This Notice of Change to Trustees' Circular (the "Notice of Change") is issued by the Board of Trustees (the "Board", "Trustees" or "Board of Trustees") of Central GoldTrust ("GoldTrust") further to GoldTrust's Trustees' Circular dated June 9, 2015 (the "Trustees' Circular") in connection with the unsolicited offer (the "Sprott Offer") made by Sprott Asset Management Gold Bid LP (the "Offeror"), which is owned and controlled by Sprott Asset Management LP ("SAM", and collectively with the Offeror and their respective general partners, Sprott Asset Management GP Inc. and Sprott Asset Management Gold Bid GP Inc., "Sprott"), to exchange all of the issued and outstanding trust units (the "Units") of GoldTrust for trust units of Sprott Physical Gold Trust ("Sprott PHYS") on a net asset value ("NAV") to NAV basis plus U.S.$0.10 per Unit (payable in Sprott PHYS units), upon the terms and subject to the conditions set out in the Sprott Offer and accompanying circular of Sprott dated May 27, 2015, as amended (collectively, the "Sprott Transaction"). As of the date of this Notice of Change, the Sprott Offer has been extended to 5:00 p.m. on December 7, 2015 (the "Expiry Date"). This Notice of Change should be read in conjunction with the Trustees' Circular. Capitalized terms used in this Notice of Change that are not otherwise defined herein have the meanings ascribed to such terms in the Trustees' Circular.

RECOMMENDATION TO UNITHOLDERS

THE SPECIAL COMMITTEE OF INDEPENDENT TRUSTEES OF CENTRAL GOLDTRUST HAS UNANIMOUSLY CONCLUDED THAT THE SPROTT OFFER IS NOT IN THE BEST INTERESTS OF GOLDTRUST UNITHOLDERS.

ON NOVEMBER 26, 2015 GOLDTRUST ENTERED INTO A DEFINITIVE
AGREEMENT WITH PURPOSE INVESTMENTS INC. REGARDING THE PROPOSED
CONVERSION OF GOLDTRUST INTO AN ETF TO BE MANAGED BY PURPOSE
AND ADMINISTERED BY GOLDTRUST'S EXISTING ADMINISTRATOR.

AN INFORMATION CIRCULAR CONTAINING IMPORTANT
INFORMATION REGARDING GOLDTRUST'S PROPOSED ETF
CONVERSION AND HOW UNITHOLDERS CAN SUPPORT THIS
TRANSACTION WILL SHORTLY BE MAILED TO UNITHOLDERS.

The Board of Trustees has adopted the recommendation of the Special Committee and reaffirms its recommendation that Unitholders:

☒ REJECT the Sprott Offer;

☒ WITHDRAW their Units if already tendered; AND

☑ AWAIT delivery of GoldTrust's ETF Conversion Information Circular

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

HOW TO WITHDRAW YOUR DEPOSITED UNITS

IF YOU ARE A UNITHOLDER THAT HAS ALREADY TENDERED TO THE SPROTT OFFER, PLEASE READ THE FOLLOWING CAREFULLY.

The Sprott Offer was originally open to Unitholders for acceptance and tender until 5:00 p.m. (Toronto time) on July 6, 2015. However, as a result of Sprott's failure to reach the Threshold Condition (as defined below) as well as in response to orders of the Ontario Superior Court of Justice and the Ontario Securities Commission, Sprott has extended the Sprott Offer seven times in the period following May 27, 2015. Sprott's seventh Notice of Variation and Extension was filed on November 20, 2015 and the Expiry Date is now scheduled to occur on December 7, 2015 unless further extended or withdrawn.

One of the primary conditions from the outset of the Sprott Offer was that the Sprott Offer could not be completed unless the number of issued and outstanding GoldTrust Units tendered to the Sprott Offer on the Expiry Date, together with any Units owned or controlled by Sprott on the Expiry Date, was greater than 66⅔% of the issued and outstanding Units (the "Threshold Condition"). Subject to the satisfaction of this and certain other conditions set out in the Sprott Offer circular, Sprott intended to effect the merger of GoldTrust and Sprott PHYS on a NAV to NAV unit exchange basis.

However on November 4, 2015 Sprott filed its sixth Notice of Variation and Extension, in which Sprott disclosed, among other things, an intention to use powers of attorney granted by GoldTrust Unitholders that have tendered to the Sprott Offer to pass, promptly following the next Expiry Date of the Sprott Offer, a written resolution of Unitholders with the effect of removing the Independent Trustees from office and replacing them with nominees of Sprott despite not having achieved the Threshold Condition of minimum support amongst Unitholders. The Sprott nominees would comprise a majority of the Board of Directors and Sprott has stated an intention of causing its nominees to convene a special meeting of Unitholders to vote in favour of the completion of the Sprott Transaction.

As a result, notwithstanding that Sprott has repeatedly failed to achieve the Threshold Condition, they propose to force through the completion of the Sprott Transaction with a far lower level of Unitholder support than what Sprott disclosed in the terms of the original Sprott Offer. The Special Committee of the Board of Trustees is of the view that this use of the powers of attorney granted by tendering Unitholders is not a use for which the powers of attorney were solicited and is a blatant attempt to lower the voting threshold in Sprott's favour.

In the view of the Special Committee and the Board of Trustees it is critically important that Unitholders withdraw any tendered Units to prevent their powers of attorney from being used in a manner they were not consulted about. If you have already tendered Units to the Sprott Offer, the Board of Trustees urges you to immediately withdraw.

Withdrawing any tendered Units will give tendering Unitholders time to consider the proposed ETF conversion. See "Particulars of Changes to Information" below.

The Board of Trustees recommends that Unitholders who have already tendered Units to the Sprott Offer contact their broker or dealer, or contact D. F. King, the information agent retained by GoldTrust, at the appropriate telephone number on the back page of this Notice of Change for information on how to withdraw Units.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Unless you have already tendered Units to the Sprott Offer, there is no need for Unitholders to take any action with respect to the Sprott Offer at this time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Notice of Change contains information that may constitute "forward-looking statements" under United States federal securities laws or "forward-looking information" under Canadian securities laws (collectively, "Forward-Looking Statements"), including, without limitation, those related to: the reasons of the Board of Trustees for recommending to Unitholders the rejection of the Sprott Offer, not tendering any Units to the Sprott Offer and withdrawing any Units already tendered to the Sprott Offer; the anticipated costs, risks and uncertainties associated with the Sprott Offer; the intention of the Trustees to complete the ETF Conversion with Purpose and the anticipated impact on GoldTrust, Unitholders and any trading discount to NAV; the anticipated timing, mechanics, completion and settlement of the ETF Conversion; the anticipated timing, mechanics, completion and settlement of the Sprott Offer; the anticipated timing and outcome of any litigation with respect to the Sprott Offer; the value of the Sprott PHYS units that would be received as consideration under the Sprott Offer; the ability of GoldTrust to complete the ETF Conversion in the manner contemplated; the ability of Sprott to complete the transactions contemplated by the Sprott Offer; any anticipated results or performance of Purpose or the Administrator upon completion of the ETF Conversion; any anticipated results or performance of Sprott PHYS, the Offeror, or any other affiliates of Sprott; any anticipated changes to the market price of GoldTrust, the potential GoldTrust ETF or Sprott PHYS units or any other securities of Sprott and its affiliates; and any anticipated impact of current economic conditions on the future prices of gold and the Units. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in GoldTrust’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission ("SEC"). In addition, this Notice of Change may contain Forward-Looking Statements drawn from or attributed to third party sources. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this Notice of Change should not be unduly relied upon. These Forward-Looking Statements speak only as to GoldTrust’s beliefs, views, expectations and opinions as of the date hereof. Except as required by applicable securities laws, GoldTrust does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all dollar amounts in this Notice of Change are in Canadian dollars and references to "$" or "dollars" in this Notice of Change refer to Canadian dollars. On December 1, 2015, the last business day prior to the date of this Notice of Change, the noon rate of exchange as reported by the Bank of Canada for the conversion of U.S. dollars was US$1:C$1.3372

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

PARTICULARS REGARDING CHANGES TO INFORMATION

GoldTrust Partners with Purpose Investments to Propose ETF Conversion to Unitholders

On October 7, 2015, Som Seif, President and Chief Executive Officer of Purpose, first contacted CIBC World Markets Inc., ("CIBC") to propose a meeting with the financial advisors to the Special Committee, and expressed an interest in having a discussion whereby Purpose would present its ideas of how a conversion of GoldTrust to an ETF would be beneficial to GoldTrust Unitholders.

CIBC discussed Purpose's expression of interest with the Special Committee. Upon receiving advice from CIBC and its legal advisors, the Special Committee instructed CIBC to continue discussions with Purpose.

On October 23, 2015, members of Purpose's senior management and CIBC held a meeting at which a potential conversion of GoldTrust into an ETF in partnership with Purpose and the Administrator was discussed. At such time, CIBC, after considering the benefits that a conversion to an ETF structure would be expected to afford GoldTrust and its Unitholders, believed that such a partnership could be a superior alternative to the Sprott Offer for GoldTrust Unitholders. Subsequently, CIBC, advised the Special Committee of its preliminary discussions with Purpose and its recommendation to continue discussions with Purpose. The Special Committee, following receipt of advice from its legal and financial advisors, determined that the proposed transaction warranted further consideration and instructed CIBC to advise GoldTrust's Chairman and Chief Executive Officer, J.C. Stefan Spicer, who is also President of the Administrator, of its discussions with Purpose and to arrange for subsequent discussion and exploration of a potential transaction with Purpose and the Administrator.

On November 6, 2015, a conference call meeting was held among Purpose, CIBC (on behalf of the Special Committee) and Mr. Spicer, and the proposed transaction to convert GoldTrust into an ETF was further discussed. On November 8, 2015, CIBC reported to the Special Committee on the discussions held with Purpose, and the Special Committee instructed CIBC, on behalf of the Special Committee, and Mr. Spicer to continue discussions with Purpose. On November 12, 2015, Mr. Seif and CIBC held a meeting to further discuss the ETF Conversion.

Following extensive discussions between CIBC, Purpose and the Administrator, as well as consultations with GoldTrust's and the Special Committee's legal and tax advisors, the Special Committee met on November 17, 2015 to consider a proposal from Purpose regarding the ETF Conversion. Following due consideration of the relative merits of the proposal for the ETF Conversion and the Sprott Offer, the Special Committee and Board of Trustees unanimously determined that the ETF Conversion with Purpose represented a superior alternative to the Sprott Offer, and on November 18, 2015, GoldTrust entered into a letter of intent ("LOI") with Purpose and the Administrator with respect to the ETF Conversion.

On November 25, 2015, following further negotiations among the Special Committee, Purpose and the Administrator and their respective external advisors, the Special Committee unanimously recommended that the Board of Trustees' authorize and direct GoldTrust to enter into a definitive agreement (the "Definitive Agreement") regarding the previously-announced ETF Conversion and recommend to Unitholders that the ETF Conversion be approved at a special meeting of Unitholders to be held on January 26, 2016 (the "Special Meeting"). The signing of the Definitive Agreement was announced on November 26, 2015.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Upon the effective conversion of GoldTrust into a gold bullion ETF, the units of the ETF are expected to trade in Canada and in the United States. It is expected that units of the ETF will be offered on a continuous basis at net asset value and that the ETF will provide for a physical redemption feature that allows a holder of a certain number of units of the ETF to redeem its units for physical gold bullion and/or cash.

The Special Meeting is scheduled for January 26, 2016. GoldTrust expressly notes that the proposed ETF Conversion and the benefits that GoldTrust expects to realize are not guaranteed.

AN INFORMATION CIRCULAR CONTAINING IMPORTANT INFORMATION REGARDING GOLDTRUST'S PROPOSED ETF CONVERSION WILL SHORTLY BE MAILED TO UNITHOLDERS AND FILED UNDER GOLDTRUST'S PROFILE ON SEDAR AT WWW.SEDAR.COM AND WITH THE SEC ON EDGAR AT WWW.SEC.GOV. AMONGST OTHER MATTERS, THE INFORMATION CIRCULAR WILL CONTAIN INFORMATION REGARDING THE REGULATORY APPROVALS REQUIRED TO EFFECT THE ETF CONVERSION, THE ANTICIPATED TAX CONSEQUENCES OF THE ETF CONVERSION, RISK FACTORS, THE CONDITIONS TO BE SATISFIED IN ORDER TO EFFECT THE ETF CONVERSION, THE ETF'S ANTICIPATED OBLIGATIONS WITH RESPECT TO THE POSSESSION OF PHYSICAL GOLD AND INFORMATION REGARDING HOW UNITHOLDERS CAN SUPPORT THIS TRANSACTION AT THE SPECIAL MEETING. UNITHOLDERS ARE URGED TO REVIEW THE FORTHCOMING INFORMATION CIRCULAR AND CONSULT WITH THEIR OWN ADVISORS, INCLUDING TAX ADVISORS, BEFORE MAKING A DECISION.

The Definitive Agreement

The following is a summary of certain provisions of the Definitive Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, provisions of the Definitive Agreement, a complete copy of which is available under GoldTrust's SEDAR profile at www.sedar.com and with the SEC on EDGAR at www.sec.gov. Capitalized terms used in this section and not otherwise defined in this Notice of Change have the respective meanings ascribed thereto in the Definitive Agreement.

General

The Definitive Agreement is dated as of November 26, 2015 and is made by and between Purpose, GoldTrust, the Administrator and certain other parties.

The Definitive Agreement provides for (i) certain amendments to GoldTrust's Amended and Restated Declaration of Trust dated April 28, 2008 (the "Declaration of Trust"), to effect the proposed conversion of GoldTrust into the ETF; (ii) effective upon the conversion of GoldTrust into the ETF, the provision of investment fund management, day-to-day administration, marketing and promotion services to GoldTrust by Purpose, pursuant to the terms of an agreement to be entered into (the "GoldTrust Management Agreement"); and (iii) effective upon the conversion of GoldTrust to the ETF, the provision of bullion asset inventory management and, at the option of the Administrator, daily valuation services to GoldTrust by the Administrator, pursuant to the terms of an agreement to be entered into (the "CGM Agreement") (collectively, the "Transaction").

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Conditions Precedent to the Completion of the Transaction

Conditions in Favour of GoldTrust and the Administrator

The respective obligations of GoldTrust and the Administrator to complete the Transaction are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the ETF Conversion:

(a)	all of the representations and warranties of Purpose made in the Definitive Agreement shall be true and correct in all material respects as at the Effective Time (as defined in the Definitive Agreement) (except as (i) those representations and warranties may be affected by events or transactions (A) expressly permitted by the Definitive Agreement or (B) approved in writing by GoldTrust and/or the Administrator, as the case may be, or (ii) would not be reasonably expected to have a material adverse effect on the business, financial condition, assets or liabilities of Purpose or the ability of Purpose to complete the transactions contemplated by the Definitive Agreement);

(b)	Purpose shall have complied with or performed in all material respects all of the obligations, covenants and agreements under the Definitive Agreement to be complied with or performed by it at or prior to the closing of the Transaction;

(c)	the CGM Agreement shall have been executed and delivered by Purpose to the Administrator;

(d)	the GoldTrust Management Agreement shall have been executed and delivered by the parties to such agreement;

(e)	the requisite approval of the GoldTrust Unitholders of the Transaction shall have been obtained;

(f)	all necessary approvals (including the requisite stock exchange approvals) required in connection with the Transaction shall have been obtained;

(g)	no Applicable Law (as defined in the Definitive Agreement) shall have been enacted, which is likely to result in an Order (as defined in the Definitive Agreement) prohibiting the completion of the Transaction;

(h)	Purpose shall not have breached any applicable covenants during the period prior to the closing of the Transaction (without giving effect to any materiality qualification contained in such covenants);

(i)	on the date of closing of the Transaction, there shall be no active, pending or threatened litigation in any court or any proceeding or investigation by any Governmental Authority (as defined in the Definitive Agreement) in which it is or may be sought to restrain or prohibit consummation of the Transaction; and

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

(j)	there shall be no adverse material change in the business, affairs, financial condition or operations of Purpose between the date of the Definitive Agreement and the date of closing of the Transaction.

Conditions in Favour of Purpose

The obligation of Purpose to complete the Transaction is subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the Transaction:

(a)	all of the representations and warranties of each of GoldTrust and the Administrator made in the Definitive Agreement shall be true and correct in all material respects as at the Effective Time with the same effect as if made at and as of the Effective Time (except as (i) those representations and warranties may be affected by events or transactions (A) expressly permitted by the Definitive Agreement or (B) approved in writing by Purpose, or (ii) would not have a Material Adverse Effect);

(b)	each of GoldTrust and the Administrator shall have complied with or performed in all material respects all of the obligations, covenants and agreements under the Definitive Agreement to be complied with or performed by it at or prior to the closing of the Transaction;

(c)	the CGM Agreement shall have been executed and delivered by the Administrator to Purpose;

(d)	the GoldTrust Management Agreement shall have been executed and delivered by GoldTrust to Purpose;

(e)	the requisite approval of the Unitholders of the Transaction shall have been obtained;

(f)	all necessary approvals (including the requisite stock exchange approvals) required in connection with the Transaction shall have been obtained;

(g)	no Material Adverse Effect shall have occurred since the date of the Definitive Agreement;

(h)	none of GoldTrust or the Administrator shall have breached any applicable covenants during the period prior to the closing of the Transaction (without giving effect to any materiality qualification contained in such covenants);

(i)	no Applicable Law shall have been enacted, which is likely to result in an Order prohibiting the completion of the Transaction; and

(j)	on the date of closing of the Transaction, there shall be no active, pending or threatened litigation in any court or any proceeding or investigation by any Governmental Authority in which it is or may be sought to restrain or prohibit consummation of the Transaction.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Exclusivity

GoldTrust and the Administrator have agreed to immediately cease all existing discussions and negotiations, if any, with any other party in respect of any alternative transaction involving any of them and will not, directly or indirectly, permit any of their representatives to solicit, initiate, or encourage proposals or offers from, or participate in negotiations with, any third party, or provide information to any third party relating to any alternative transaction.

Management and Administration Fees; Revenue Sharing Structure

Following the completion of the Transaction, Purpose will be paid administration fees by GoldTrust pursuant to the GoldTrust Management Agreement to be entered into by GoldTrust with Purpose, which administration fees will be calculated on the same basis and would result in the same amounts as the administration fees currently payable by GoldTrust to the Administrator. On an ongoing basis, Purpose and the Administrator have agreed to share the administration fees, with their proportionate share to be determined on the basis of (i) the five-day average of the total net assets of GoldTrust ending on the date that is six months following the closing of the Transaction (the "Base AUM Level"); and (ii) on any date thereafter, the total net assets of GoldTrust less the Base AUM Level of GoldTrust as of such date (the "Growth AUM Amount"). Purpose and the Administrator have agreed that, out of the total administration fee to be paid by GoldTrust:

(a)	for the first six months following the closing of the Transaction, 60% of the total administration fee will be paid to the Administrator, and 40% of the total administration fee will be paid to Purpose; and

(b)	thereafter,

(i)	60% of the total administration fee based on the Base AUM Level of GoldTrust shall be paid to the Administrator, and 40% of the total administration fee based on the Base AUM Level of GoldTrust shall be paid to Purpose; and

(ii)	40% of the total administration fee based on the Growth AUM Amount of GoldTrust shall be paid to the Administrator, and 60% of the total administration fee based on the Growth AUM Amount of GoldTrust shall be paid to Purpose.

Notwithstanding the above arrangement, the Administrator and Purpose agree to a 25% reduction in their administration fees to a maximum of $1.9 million1 in savings. In addition, the GoldTrust Management Agreement shall contain certain put and call arrangements with respect to securities of Purpose relating to the fees under the CGM Agreement on the basis to be agreed upon by the parties to such agreements and as described in the letter of Purpose to the Administrator dated November 17, 2015, other than the item entitled "Equity Option for Purpose" in such letter.

[1]	Subject to pro-rata reduction based on exchanges or redemptions of Units during the first 30 days following the ETF Conversion.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Termination of Definitive Agreement

The Definitive Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual agreement of all parties to the Transaction;

(b)	by any of the parties to the Transaction if the closing of the Transaction has not occurred by 11:59 p.m. (Toronto time) on April 30, 2016, provided that no party may terminate the Definitive Agreement if it has failed to perform any one or more of its material obligations or covenants thereunder required to be performed at or prior to closing of the Transaction and closing has not occurred because of such failure;

(c)	by Purpose if there has been a material breach of any provision of the Definitive Agreement by GoldTrust or the Administrator and such breach has not been cured within 10 business days following notice of such breach by Purpose;

(d)	by GoldTrust or the Administrator if there has been a material breach of any provision of the Definitive Agreement by Purpose and such breach has not been cured within 10 business days following notice of such breach by GoldTrust and the Administrator;

(e)	by any of the parties to the Transaction if, following the conclusion of the Meeting, the requisite approval of the Transaction by the Unitholders is not obtained; and

(f)	by Purpose, if prior to the Meeting:

(i)	the Independent Trustees fail to reaffirm their approval of the Transaction within three business days of any written request by Purpose (or, in the event that the Meeting shall be scheduled to occur within such three business day period, prior to the time of such Meeting);

(ii)	the Independent Trustees withdraw, modify, change or qualify their approval or recommendation of the Transaction in any manner adverse to Purpose; or

(iii)	the Independent Trustees or the Administrator recommend or approve, or publicly propose to recommend or approve, an alternative transaction.

Expenses of the Transaction

GoldTrust has agreed to bear and pay the costs and expenses incurred in connection with: (i) the preparation, review, printing and distribution of the Notice of Meeting and Information Circular and other written materials to be sent to Unitholders in connection with the Meeting, and (ii) calling and holding the Meeting and any solicitation costs incurred with respect to the Meeting (collectively, the "Meeting Expenses").

In addition, the Definitive Agreement provides for the distribution of expenses among the parties in the event that: (i) the Transaction is successfully completed; (ii) the Transaction is not successfully completed and (iii) the Transaction is terminated under certain circumstances described below.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

In the event that the Transaction is successfully completed:

(a)	Purpose shall bear and pay:

(i)	the costs and expenses incurred by Purpose that relate to the LOI, the Definitive Agreement, the GoldTrust Management Agreement and the CGM Agreement (collectively, "Agreement Expenses");

(ii)	an amount up to and including $300,000 of the costs and expenses relating to the Prospectuses (as defined below) and the Declaration of Trust, but excluding the Meeting Expenses, that Purpose, GoldTrust and the Administrator, in the aggregate, incur with respect to the Transaction (collectively, "Other Transaction Expenses"), and

(iii)	50% of any Other Transaction Expenses relating to the Transaction that Purpose, GoldTrust and the Administrator, in the aggregate, incur, in excess of $300,000; and

(b)	the Administrator shall bear and pay the remaining 50% of any Other Transaction Expenses relating to the Transaction that Purpose, GoldTrust and the Administrator, in the aggregate, incur, in excess of $300,000.

In the event that the Transaction is not successfully completed (except due to termination of the Definitive Agreement by Purpose in accordance with paragraphs (c) or (f) under "Termination of Definitive Agreement" above):

(a)	Purpose shall bear and pay its Agreement Expenses with respect to the Transaction; and

(b)	GoldTrust shall be responsible to bear and pay the Other Transaction Expenses that Purpose incurs with respect to the Transaction that have been pre-approved by GoldTrust.

In the event that Purpose terminates the Definitive Agreement in accordance with paragraphs (c) or (f) under "Termination of Definitive Agreement" above:

(a)	GoldTrust shall bear and pay:

(i)	the Other Transaction Expenses relating to the Transaction; and

(ii)	up to and including $225,000 of the Agreement Expenses that Purpose incurs with respect to the Transaction.

(b)	Purpose shall bear and pay:

(i)	any amount in excess of $225,000 of the Agreement Expenses that Purpose incurs with respect to the Transaction.

All other expenses incurred by GoldTrust and the Administrator shall be borne and paid by GoldTrust and the Administrator, as the case may be,

Representations and Warranties

The Definitive Agreement contains a number of customary representations and warranties of each of the parties thereto relating to, among other things, status of the entity, due authorization and enforceability of, and board approval of the Definitive Agreement and the Transaction, and the business and affairs of each party thereto.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

Conduct of Business

Each of GoldTrust and the Administrator has agreed that, prior to the closing of the Transaction, except with the written consent of the other or as expressly permitted by the Definitive Agreement, it will carry on its business in the ordinary course and in a manner consistent with past practice.

Other Covenants

Each of GoldTrust and the Administrator has agreed to a number of covenants in the Definitive Agreement, including to: (a) prepare a preliminary long form prospectus in accordance with National Instrument 41-101F2 – Information Required in an Investment Fund Prospectus and, if agreed to by GoldTrust and Purpose, a registration statement under the United States Securities Act of 1933, as amended (collectively, the "Prospectuses"), and complete certain matters ancillary thereto, including immediately filing the Prospectuses with the applicable securities regulatory authorities following completion of the Transaction; (b) use their commercially reasonable best efforts to obtain any requisite approvals from any applicable governmental authority or stock exchange; and (c) not take certain actions specified in the Definitive Agreement, including entering into any transaction or performing any act that might interfere with or delay the consummation of the transactions contemplated by the Definitive Agreement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The recommendation of the Trustees reaffirmed herein with respect to the Sprott Offer should be read together with the Trustees’ Circular dated June 9, 2015, which has been filed with Canadian securities regulatory authorities and is also contained in the solicitation/recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission (“SEC”). Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by GoldTrust with Canadian securities regulatory authorities since 2003 may be obtained without charge at www.sedar.com and at the investor relations section of the GoldTrust website at www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by GoldTrust may be obtained without charge at the SEC’s website at www.sec.gov and at the investor relations section of the GoldTrust website at www.goldtrust.com/news.htm.

NOTICE REGARDING CERTAIN INFORMATION

Central GoldTrust is a reporting issuer or equivalent in all the Provinces of Canada and files its continuous disclosure documents and other documents with such provincial securities regulatory authorities. Certain information in this Notice of Change has been taken from or is based on documents that are expressly referred to in this Notice of Change. All summaries of, and references to, documents that are specified in this Notice of Change as having been filed, or that are contained in documents specified as having been filed, on SEDAR and EDGAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under GoldTrust's issuer profile on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov. Unitholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from GoldTrust at 55 Broad Leaf Crescent, Ancaster, Ontario L9G 3P2 or by telephone at (905) 304-4653. Information contained in this Notice of Change concerning Sprott and the Sprott Offer, including forward-looking statements or forward-looking information related to Sprott or the Sprott Offer, is based solely upon, and the Board of Trustees has relied, without independent verification, exclusively upon, information contained in the Offer Circular, or upon information that is otherwise publicly available. Neither GoldTrust nor any of its senior Officers or Trustees assumes any responsibility for the accuracy or completeness of such information or for any failure by Sprott to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

NOTICE TO NON-CANADIAN UNITHOLDERS

This Notice of Change has been prepared by GoldTrust in accordance with disclosure requirements under applicable Canadian law. Non-resident Unitholders should be aware that these requirements may be different from those of other jurisdictions.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Central GoldTrust with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

TRUSTEES' APPROVAL

The contents and the sending of this Notice of Change have been approved by the Board of Trustees of Central GoldTrust.

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

CERTIFICATE

December 4, 2015

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Trustees

(signed) "Bruce Heagle"	(signed) "Glenn Fox"
Bruce Heagle	Glenn Fox

REJECT THE SPROTT OFFER

DO NOT TENDER YOUR UNITS | WITHDRAW YOUR UNITS IF ALREADY TENDERED

If you have already tendered your Units to the Sprott Offer, you can withdraw your Units by contacting your broker or
D. F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

If you have any questions or require any assistance, please call D.F. King Canada at:

North American Toll Free Phone:

1-800-251-7519

Email: inquiries@dfking.com

For up to date information we strongly encourage Unitholders to please visit www.gold-trust.com or www.goldtrust.ca